Exhibit 10.1

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, FLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

Face Value: $5,600,000	Issued on August [ ], 2021 (“Issuance Date”)

AMENDED AND RESTATED PROMISSORY NOTE

(hereinafter referred to as this “Promissory Note”)

FOR VALUE RECEIVED, Corvus Consulting, LLC (“Corvus”) and Castellum, Inc. f/k/a BioNovelus, Inc. (“Parent”) (collectively, the “Obligors”), hereby jointly and severally promise to pay to the order of Robert Eisiminger or any future permitted holder of this promissory note (the “Holder”), the principal sum of FIVE MILLION AND SIX HUNDRED THOUSAND DOLLARS AND NO/100 ($5,600,000.00) (the “Principal Amount”) plus any accrued but unpaid interest thereon at the rate of SEVEN PERCENT (7%) per annum (the “Interest Rate”) until the Principal Amount is paid in full. All payments made under this Promissory Note will be made to the Holder, at such address as the Holder may designate, in monies of the United States of America. This Amended and Restated Promissory Note supersedes and replaces in its entirety that certain prior Promissory Note in the amount of $5,600,000, dated November 21, 2019 (the “Prior Note”), which Prior Note is hereby cancelled.

1.       Interest. Subject to Section 1.1. below, interest accrued at the Interest Rate shall be payable in [quarterly] [monthly] installments (with interest accruing from [September 1, 2021] and with payments commencing with the [month ended September 30, 2021])1 on the first day of each [quarter] [monthly] or upon mandatory prepayment in cash from the date of this Promissory Note unless the Principal Amount and all interest accrued thereon and all other amounts owed hereunder are prepaid as provided for herein.

1.1       Subordination of Payments. Notwithstanding anything else herein to the contrary, all of Holder’s rights to payment and the other terms and conditions hereunder shall be subject in all respects to the terms of the Subordination and Standby Agreement, dated as of August [    ], 2021 between, inter alios, Holder, the Obligors and Live Oak Banking Company (the “Subordination Agreement”).

2.       Maturity. The Obligors shall repay in full the entire principal balance then outstanding plus any accrued but unpaid interest under this Promissory Note on the earliest to occur of (i) September 30, 2024 or (ii) the acceleration of the obligations as contemplated by this Promissory Note (see, e.g., Section 5,2 hereof).

1 NTD: to be confirmed whether interest will be payable quarterly or monthly; believe interest for August has already been paid.

3.       Equity Warrant.2 As partial consideration for making the loan underlying this Promissory Note, Parent issued to the Holder pursuant to the Prior Note [21,614,349] [7]-year warrant (from the date of the Prior Note) to purchase shares of common stock of the Obligor at a total aggregate price for the exercise of $[1.00] for all shares, representing (as of the date of the Prior Note) [1.999]% of the fully diluted shares of the Obligor. To the extent that Holder chooses to exercise any warrants prior to [November 21, 2023], Holder hereby grants a four-year proxy to Mr. Mark Fuller, CEO of the Obligor, to vote such shares as Mr. Fuller deems appropriate. Holder shall have no right to vote such shares during the continuance of the proxy, and shall have no right to appoint directors, or otherwise central the management of the Obligor.

3.1       Adjustment of Number of Shares. The number of and kind of securities for pursuant to the Equity Warrant shall be subject to adjustment from time to time as follows:

3.1.1       Subdivisions, Combinations and Other Issuances. If the Parent shall at any time subdivide its Shares by split-up or otherwise, or combine its Shares, or issue additional shares of its Shares as a dividend, the number of shares issuable on exercise of the Equity Warrant shall be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the conversion price payable per share, but the aggregate purchase price payable for the total number of Shares exercisable under the Equity Warrant (as adjusted) shall remain the same. Any adjustment under this Section 3.1.1 shall become effective as of the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or if no record date is fixed, upon the making of such dividend.

3.1.2       Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the capital stock of the Parent (other than as a result of a subdivision, combination, or stock dividend provided or in Section 1.1 above) or any Change of Control (as defined below) of the Parent, then the Parent shall make appropriate provision so that the Holder shall have the right at any time to exercise the Equity Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of Shares as were exercisable into by the Holder immediately prior to such reclassification, reorganization, or change. In any such case, appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon conversion hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

3.1.3       Notice of Adjustment. When any adjustment is required to be made pursuant to this Section 3.1, Parent shall promptly notify the Holder of such event and the number of Shares or other securities or property thereafter exercisable.

2 NTD: to be determined if this section needs to be modified in any way.

3.1.4       Reservation of Stock. Parent agrees that, to reserve and keep available from its authorized and unissued Shares for the purpose of effecting the exercise of Equity Warrant such number of Shares as shall from time to time be sufficient to effect the exercise of the rights under the Equity Warrant.

4.       Representations. The Obligors hereby represent and warrant to the Holder as follows:

4.1       Due Incorporation; Good Standing; Due Authorization. The Obligors are each duly formed and validly existing as entities in good standing under the laws of the state of each of its formation. The Obligors have the requisite power and authorization to enter into this Promissory Note and all necessary action has been taken by the Obligors to do so. As of the Corvus Closing, the Parent owned all of equity interest and membership interests of Corvus and Corvus became a wholly owned subsidiary of the Parent.

4.2       Use of Proceeds. The original proceeds of this Promissory Note were used only for the purchase of 100% of the equity interests and membership interests of Corvus and for working capital,

4.3      Capitalization.

(a)       Schedule 4.3(b) of the Prior Note set forth the fully diluted capitalization of Parent on the date of issuance thereof, after giving effect to the Corvus Closing, including the number of shares and the holders of the following: (i) issued and outstanding shares of Series A Preferred Stock, (ii) issued and outstanding shares of Series B Preferred Stock, (iii) issued and outstanding shares of Common Stock; (iv) the number of shares reserved under any convertible notes including the principal amounts, the interest rate, the maturity date and the conversion rate or conversion price associated therewith; (v) granted stock options, including vesting schedule and exercise price; (v) shares of Common Stock reserved for issuance under any equity incentive plan but not yet subject to grants; and (vi) warrants or purchase rights, if any. As of the date of issuance of the Prior Note, except as set forth on such Schedule 4.3(b), and except as may be granted pursuant to this Note, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind forth: purchase or acquisition from the Parent of any of its securities and there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Parent.

(b)       All issued and outstanding shares of the Common Stock and Preferred Stock of the Parent (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with all applicable laws concerning the issuance of securities and applicable preemptive and other similar rights; and (iii) are not subject to a right of first refusal in favor of the other shareholders of the Company upon transfer.

(c)       The Parent is not subject to any obligation (contingent or otherwise) to redeem, purchase or otherwise acquire or retire any of its securities. No person or entity has any right of first offer, right of first refusal, preemptive right or other similar right in connection with the issuance or sale of the outstanding securities of the Parent, or with respect to any future offer, sale or issuance of securities by the Parent. There are no agreements, written or oral, relating to the acquisition, issuance, disposition, repurchase, voting or registration of securities of the Parent. There are no agreements or arrangements of any kind providing anti-dilution protection to any security holder. There is no employee, advisor, consultant or other person or entity with an offer letter; agreement or other arrangement that contemplates a grant of options to purchase shares of the Common Stock or other equity or equity-based awards with respect to the capital stock of the Parent, or who has otherwise been promised options to purchase shares of the Common Stock or other equity or equity-based awards with respect to the capital stock of the Parent, which options or other awards have not been granted as of the date of issuance of the Prior Note.

4.4       Articles of Incorporation. Schedule 4.4 to the Prior Note contained a true and complete copy of the Articles of Incorporation of the Parent with all amendments.

4.5       Litigation. The Obligor hereby confirm that, as of the Issuance Date, neither of the Obligors is subject to either any actual or threatened litigation.

4.6       Liabilities. Except as previously disclosed to Holder, each of the Obligors hereby confirm that, as of the Issuance Date, neither of the Obligors is subject to any liabilities.

5.       Remedies.

5.1       Events of Default. “Event of Default” wherever used herein, means any one of the following events:

5.1.1       default in the payment of the principal of this Promissory Note at its maturity or any interest payment required to be made hereunder; or

5.1.2       the entry by a start having jurisdiction in the premi ses of (A) a decree or order for relief in respect of the Obligors in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging either one of the Obligors a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Obligors under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Obligors or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effete for a period of sixty (60) consecutive days; or

5.1.3       the commencement by either one of the Obligors of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Obligors in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Obligors or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Obligors in furtherance of any such action; or

5.1.4       the dissolution of the Obligors; or

5.1.5       any representation or warranty made to the Holder by the Obligors pursuant to this Promissory Note is false or misleading in any material respect; or

5.1.6       the Obligors fail to observe or perform any material covenant or agreement made by the Obligors to the Holder pursuant to this Promissory Note.

5.2       Acceleration of Maturity. If any Event of Default occurs and is continuing, then and in every such case the Holder may (subject to the Subordination Agreement) declare the principal on this Promissory Note to be due and payable immediately, by a notice in writing-to the Obligors, and upon any such declaration such principal shall become immediately due and payable, and such accelerated amount shall thereafter bear interest at the rate equal to twelve percent (12%) per annum.

5.3       Payment of Expenses. If any part of the balance is not paid when due, or if the Obligors fail to perform any obligation required hereunder, the Obligors shall (subject to the Subordination Agreement) pay any and all reasonable costs of collection or enforcement of all outstanding obligations under this Promissory Note incurred by the. Holder, including reasonable attorneys’ fees and expenses.

6.       Negative Covenants. As long as the Holder is owed principal and interest hereunder, the Parent shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent of the Holder given in writing, and any such act or transaction entered into without such consent shall be null and void ab initio, and of no force or effect.

6.1       liquidate, dissolve or wind-up the business and affairs of the Parent, adopt effect or enter into any merger or consolidation, dissolution, liquidation, reorganization or recapitalization of the Company or any of its subsidiaries or any other Change of Control, or consent to any of the foregoing;

6.2       amend, alter or repeal any provision of Parent’s Articles of incorporation or Bylaws of the Parent, except that Parent shall increase its authorized common stock to a total of 3 billion shares after the Corvus Closing;

6.3       create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, or increase the authorized number of shares of Common Stock (except as provided in Section 6.2) or any Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock of the Parent;

6.4       (i) reclassify, alter or amend any existing security of the Parent in respect of the distribution of assets on the liquidation, dissolution, voting or winding up of the Parent or (ii) reclassify, alter or amend any existing security of the Parent at in respect of the distribution of assets on the liquidation, dissolution, voting or winding up of the Parent, the payment of dividends or rights of redemption;

6.5       purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend in cash or securities, or make any distribution on, any shares of capital stock of the Parent other than repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Parent or any subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof:

6.6       create, or authorize the creation of, or issue, or authorize the issuance of any debt security, incur or maintain any debt, or create any lien or security interest (except purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security or debt lien, security interest or other indebtedness for borrowed money:

6.7       dissolve, wind-up or liquidate itself or initiate a bankruptcy proceeding involving itself; or

6.8       agree to do any of the foregoing;

provided that, notwithstanding anything to the contrary herein, if any of the covenants described in this Section 6 is not otherwise expressly prohibited by the Loan Agreement (as defined in the Subordination Agreement) for so long as the Loan Agreement is in effect, no breach of any of the foregoing covenants in this Section 6 will constitute a default or Event of Default hereunder.

7.      Release of Security Interest; Termination of Liens. Any security interest or lien granted to the Holder in the Collateral (as defined in the Prior Note) or any other property of the Obligors securing amounts evidenced by the Prior Note, shall be automatically released and terminated in full, in each case, without the necessity of further action by any person, upon the entry into this Promissory Note by the parties hereto.

8.      Prepayment. The Obligors may not prepay this Promissory Note without the Holder’s consent. If the Obligors choose to prepay this Promissory Note, such prepayment will be subject to Section 1.1 herein.

9.      Various Definitions.

9.1       “Change of Control” shall mean (A) any consolidation or merger of the Parent or Corvus with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of Parent or Corvus immediately prior to such consolidation, merger or reorganization continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Parent or Corvus is a party in which in excess of 50% of the Parent or Corvus’ voting power is transferred; and (ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Parent or Corvus.

9.2       [Reserved].

9.3       “Corvus Closing” shall mean the Closing (as defined therein) of the transactions contemplated by that certain Stock Purchase Agreement made and entered into as of November 20, 2019, by and among the Parent, Corvus Consulting, LLC, and the member of Corvus Consulting, LLC (and with the Company Letter and all exhibits and schedules), all as attached as Schedule 9.3 to this Note.

10.    Notices. All notices and communications provided for herein or made hereunder shall be delivered, or mailed first class with postage prepaid, addressed in each case as follows, until some other address shall have been designated in a written notice given in like manner, and shall he deemed to have been given or made when so delivered or mailed:

The Holder:	Robert Eisiminger

or to such other person or address as the Obligors shall furnish to the Holder in writing.

The Obligor:	Castellum, Inc. and
Corvus Consulting, LLC
9812 Fall Rd Hl 14-299
Potomac, MD 20854

or to such other person or address as the Holder shall furnish to the Obligors in writing.

11.    Miscellaneous.

11.1       This Promissory Note may be amended only by writing signed by both the Obligors and the Holder. All covenants and agreements in this Promissory Note by the Obligors shall bind its successors and assigns.

11.2       In case any provision in this Promissory Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.3       This Promissory Note shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia in without regard to the principles of conflicts of laws thereof.

11.4       This Promissory Note (and related agreements, exhibits, certificates and schedules) constitutes the full and entire understanding between the Obligors and the Holder with respect to the subject matter hereof and thereof.

11.5       This Promissory Note is binding on the Obligor; and the Obligors hereby waive presentment, demand, notice and protest and any defense by reason of an extension of time for payment or other indulgences. Failure of, or delay by, the Holder to assert any right herein shall not be deemed to be a waiver thereof, nor shall any such failure or delay on any one or more occasions be deemed to prohibit or waive the same or any other right on any future occasion.

[Signature Page Follows]

IN WITNESS WHEREOF, the Obligors have caused this instrument to be duly executed as of the date first referenced above.

OBLIGORS;

Corvus Consulting, LLC

By:	/s/ Mark C. Fuller

Castellum Inc.

By:	/s/ Mark C. Fuller

Accepted: ROBERT EISIMINGER

By:	/s/ Robert Eisiminger